As filed with the Securities and Exchange Commission on August 2, 2017	File No. 333-214470

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT No. 333-214470

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HCSB Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

South Carolina	57-1079444
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3640 Ralph Ellis Blvd.

Loris, South Carolina 29569

(843) 756-6333

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

HCSB Financial Corporation 2016 Equity Incentive Plan

(Full titles of the Plans)

Jimmy C. Tallent
United Community Banks, Inc.
  125 Highway 515 East
  Blairsville, Georgia 30512
  (706) 745-2151
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the following registration statement on Form S-8 (the “Registration Statement”) of HCSB Financial Corporation, a South Carolina corporation (the “Company”), which was filed with the Securities and Exchange Commission (the “SEC”): Registration Statement No. 333-214470, registering 30,000,000 shares of the Company’s voting common stock, under the HCSB Financial Corporation 2016 Equity Incentive Plan, which was filed with the SEC on November 7, 2016.

On April 19, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with United Community Banks, Inc., a Georgia corporation and the holding company for United Community Bank (“United”). On July 31, 2017, pursuant to the Merger Agreement, the Company was merged with and into United, with United being the surviving entity (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings, the Company removes from registration any and all shares of the Company voting common stock that were registered for issuance and that have not been sold by the holders of such securities through the Registration Statement as of the effective time of the Merger. The Company is filing the Post-Effective Amendment to reflect the deregistration of such securities.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Form 8-K, filed with the SEC on April 21, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant (as successor to HCSB Financial Corporation) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on this August 2, 2017.

UNITED COMMUNITY BANKS, INC.
(as successor to HCSB Financial Corporation)

By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
Chairman and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.